SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                      CHINA CABLE AND COMMUNICATION, INC.
        ----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

DELAWARE                                                                        11-2717273
--------------------------------------------------                              --------------------------------------
(State or other  jurisdiction of incorporation or                               (I.R.S. Employer Identification No.)
organization)

No. 22 Bei Xin Chun Hou Street, Xiang Shan,
Haidian District  Beijing 100093, the People's                                                   N/A
Republic of China
--------------------------------------------------                              --------------------------------------
(Address of principal executive offices)                                                      (Zip Code)


                          2005 Stock Compensation Plan
    ------------------------------------------------------------------------
                            (Full title of the plan)

                                Kevin Leung, Esq.
                             Richardson & Patel LLP
                         10900 Wilshire Blvd. Suite 500
                              Los Angeles, CA 90024
                                  310-208-1182

                         CALCULATION OF REGISTRATION FEE
---------------------------------------- ----------------- ------------------ --------------------- -----------------
                                                           Proposed maximum  Proposed maximum
Title of Securities to be registered     Amount to be      offering price    aggregate offering       Amount of
                                         registered (1)    per share (2)      price(2)              registration fee
---------------------------------------- ----------------- ------------------ --------------------- -----------------
Common  Stock,  par value $0.00001 per      15,000,000          0.095             1,425,000              167.72
share
---------------------------------------- ----------------- ------------------ --------------------- -----------------

(1) 15,000,000 shares of common stock of China Cable and Communication, Inc are being registered for issuance pursuant to the 2005 Stock Compensation Plan. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to such shares.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on the Over-The-Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc. on September 7, 2005.

                                EXPLANATORY NOTES

         China Cable and Communication, Inc has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of:

Registering 15,000,000 shares of the Registrant's common stock, par value $0.00001 per share, issuable pursuant to the 2005 Stock Compensation Plan (the "Plan").

Including a reoffer prospectus for the selling shareholders. The reoffer prospectus is filed as part of the Registration Statement on Form S-8 and has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and resales of up to 15,000,000 shares of common stock by the selling shareholders.

                       CHINA CABLE AND COMMUNICATION, INC.

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                                       Location/Heading in Prospectus

  1.   Forepart  of  Registration  Statement and Outside   Cover page
Front Cover page of Prospectus

  2.   Inside  Front  and  Outside  Back  Cover  Page of   Table of Contents
Prospectus

  3.   Summary  Information,  Risk  Factors and Ratio of   The Company; Risk Factors
Earnings to Fixed Charges

  4.   Use of Proceeds                                     Use of Proceeds

  5.   Determination of Offering Price                     Not applicable

  6.   Dilution                                            Not applicable

  7.   Selling Security Holder                             Selling Security Holder

  8.   Plan of Distribution                                Plan of Distribution

  9.   Description of Securities to be Registered          Not Applicable

10.   Interests of Named Experts and Counsel               Not Applicable

11.   Material Changes                                     Not Applicable

12.   Incorporation of Certain Information                 Documents Incorporated by Reference

13.   Disclosure of Commission Position on                 Disclosure  of  Commission  Position on  Indemnification
Indemnification for Securities Act Liabilities             for Securities Act Liabilities

                                   Prospectus

                       China Cable and Communication, Inc.
                        15,000,000 Shares of Common Stock


         This prospectus relates to the reoffer and resale by the selling shareholders, identified below in the section entitled "The Selling Shareholders," of up to 15,000,000 shares of common stock, $.00001 par value per share, of China Cable and Communication, Inc. (the "Shares"). The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale.

         The shares are issuable to the selling shareholders under the China Cable and Communication, Inc. 2005 Stock Compensation Plan as compensation for its employees or consultants. All net proceeds from the reoffer or resale of the shares of common stock offered by this prospectus will go to the selling shareholders. We will not receive any proceeds from such sales.

         Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol CCCI.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

             The date of this prospectus is September 8, 2005.
                              ---------------------

         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         Some of the statements contained in this prospectus, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. The safe harbors of forward-looking statements provided by
Section 21E of the Securities Exchange Act of 1934 are unavailable to issuers of penny stock. Our shares may be considered penny stock and such safe harbors set forth under the Reform Act may not be available to us. Actual results and future events may differ significantly based upon a number of factors more thoroughly described in the "Risk Factors" section.

         Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. In this prospectus, we refer to China Cable and Communciation, Inc. as the "Company", "we" or "CCCI".

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

 THE COMPANY                                                                1

 RISK FACTORS                                                               2

 USE OF PROCEEDS                                                            8

 SELLING SECURITY HOLDERS                                                   8

 PLAN OF DISTRIBUTION                                                       9

 DOCUMENTS INCORPORATED BY REFERENCE                                       10

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES                                            11

 WHERE YOU CAN FIND ADDITIONAL INFORMATION                                 12

                                   THE COMPANY

      The Company was incorporated in the State of Delaware on November 27, 1984. Prior to May 1993, the Company was principally engaged in the business of developing, financing and producing motion pictures for distribution. From May 1993 to February 28, 2003, however, the Company had no business operations and sought other business opportunities. From February 2003, as a result of a reverse merger, the Company, through its wholly-owned subsidiary, Broadway Offshore Limited ("Broadway Offshore"), which was incorporated under the laws of the British Virgin Islands, has owned 49% of the issued and outstanding shares of capital stock on a fully diluted basis of Baoding Pascali Broadcasting Cable Television Integrated Information Networking Co., Ltd. (the "Joint Venture"). The Joint Venture is a Sino-foreign joint venture established in the People's Republic of China (the "PRC"), between Broadway Offshore and Baoding Pascali Multimedia Transmission Networking Co., Ltd. ("Baoding Multimedia"), which is a subsidiary of Baoding Pascali Group Co., Ltd., a Chinese state-owned enterprise.

      The Joint Venture was formed on July 23, 1999, when Baoding Multimedia and Solar Touch signed a joint venture contract (the "JV Agreement") and the articles of association of the Joint Venture (the "JV Articles"). The JV Agreement and JV Articles provide that the total amount of investment of the Joint Venture was RMB122.425 million (or approximately US$14.8 million) and that the registered capital stock of the Joint Venture was RMB70 million (or approximately US$8.46 million). The JV Agreement and JV Articles also provide that Baoding Multimedia's contribution to the Joint Venture was Baoding Multimedia's network and related facilities with a value of RMB21.7 million, plus intangible assets (including licenses and business goodwill) valued at RMB14 million which was equal to 51% of the registered capital of the Joint Venture and that Solar Touch's contribution was an investment of US$4.14 million (or RMB34.3 million) in cash which was equal to 49% of the registered capital. On July 28, 1999, the Management Commission of the Baoding Hi-Tech Industrial Development Area approved the JV Agreement and JV Articles as well as the members of the board of directors of the Joint Venture. On August 5, 1999, a Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC for the Joint Venture was issued and on August 16, 1999, the Business License for the operations of the Joint Venture was issued.

      On February 23, 2000, Baoding Multimedia and Solar Touch signed another agreement to increase the Joint Venture's registered capital from RMB70 million to RMB100 million, provided, however, that the parties' respective percentage of equity interests in the Joint Venture shall remain the same. On February 24, 2000, the Management Commission of the Development Area approved the increase in the Joint Venture's registered capital from RMB70 million to RMB100 million. On September 6, 2000, a revised Business License was issued to reflect the increase in the Joint Venture's registered capital.

      On May 6, 2003, Solar Touch transferred its 49% interest in the Joint Venture to its wholly-owned subsidiary, Broadway Offshore. On December 29, 2003, Baoding Multimedia transferred a 3% interest in the Joint Venture to the Baoding Pascali Cable Television Network Workers Stockholding Association. On the same date, the JV Agreement and JV Articles were amended to reflect the correct shareholdings of Broadway Offshore, Baoding Multimedia and Baoding Pascali Cable Television Network Workers Stockholding Association. Also, the total number of board of directors of the Joint Venture increased to nine pursuant to the Amended Joint Venture Agreement dated December 29, 2003 (the "Amended JV Agreement"). In February 2004, the Company sold its intermediate holding company, Solar Touch, to an independent third party and as a result, the Company directly owns a 100% interest in Broadway Offshore.

      The Joint Venture operates a cable television network in the municipality of Baoding, near Beijing in the PRC. The Joint Venture has over 200,000 subscribers in a market with a population of over 10 million. The Company believes that the Joint Venture is at present the only Sino-foreign joint venture approved by the State Administration of Radio, Film and Television to be licensed as a cable television network operator in the PRC. The Company believes that it is the first and only joint venture allowed to have a foreign investor invest in and to operate the cable television network in the PRC.

      The board of directors of the Joint Venture currently has nine members, five of whom were appointed by the Company. Pursuant to the Amended JV Agreement dated December 29, 2003, Broadway Offshore has the right to appoint five of the nine members of the Board of the Joint Venture. Through those five appointed directors, the Company has obtained control of the board of directors of the Joint Venture and the Company's Board of Directors has filled key management positions at the Joint Venture, including Chief Financial Officer and General Manager, with persons affiliated with the Company. As a foreign investor, the Company, through its predecessor, has become the single largest interest holder of the Joint Venture and has actively participated in the management of the Joint Venture.

      In view of China's accession to the World Trade Organization, it is expected that further opening of the cable television market in China will take place in the near future. Being the first foreign investor to be allowed to own an interest in a Chinese cable operator and with the experience gained through the years, the Company believes it is at an advantageous position to increase its ownership interest in the Joint Venture beyond the current 49% level, should it be allowed to do so in the future.

      According to its business license and the current relevant rules and regulations, the Joint Venture is allowed to acquire and own networks in areas other than Baoding. Therefore, when opportunities arise, the Joint Venture may try to expand its business beyond Baoding, in which case, the Company may assist the Joint Venture in raising capital for such expansion, although there cannot be any assurance of such expansion.

      On July 1, 2003, the Company changed its name from Nova International Film, Inc. to China Cable and Communication, Inc.

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment in CCCI. The risks and uncertainties described below are not the only ones facing CCCI, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risk Related To Our Business

WE HAVE A LIMITED OPERATING HISTORY.

We have a limited operating history, and we are in the emerging stages of our new business plan. There can be no assurance that we will be able to meet our objectives, or that we will operate at a profit.

AS A HOLDING COMPANY, WE HAVE SIGNIFICANT LIMITATIONS ON ACCESS TO CASH FLOW FROM OUR INVESTMENT IN BAODING.

We are a holding company that has no significant business operations or assets other than our interest in our Joint Venture. Accordingly, we must rely entirely upon distributions of the Joint Venture to generate the funds necessary to meet our obligations and other cash flow needs, including funds necessary for working capital. The Joint Venture is a separate and distinct legal entity that has no contingent or other obligation to make any funds available to us, whether by dividends, loans or other payments. Any failure to receive distributions from our Joint Venture would restrict our ability to pay dividends on our Shares, prevent us from having the funds necessary to operate as a public company, and could otherwise have an adverse effect on our operations.

THE SUCCESS OF OUR JOINT VENTURE IS DEPENDENT ON OUR CHINESE JOINT VENTURE PARTNER WHO MAY HAVE INTERESTS DIFFERENT FROM OUR INTERESTS.

Establishing and maintaining good relationships with our Chinese Joint Venture partner is critical to the ability of the Joint Venture to generate sufficient revenues to achieve commercial success, but we may have conflicts of interests with our partner. Although we hold five out of nine board seats and control the Board of Directors of Baoding, the day-to-day operation of Baoding still relies on cooperation from our Chinese Joint Venture partner. It is critical that we maintain a good working relationship and understanding with our Chinese Joint Venture partner.

Although, to date, we have not experienced any significant problems with our Joint Venture partner, the occurrence of such a problem could have an adverse effect on the value of your investment.

NEW DEVELOPMENTS AND ACQUISITIONS MAY FAIL TO CLOSE OR TO PERFORM AS WE EXPECT.

On June 14, 2004, the Company announced that it had entered into an agreement to acquire, in a number of phases, from Beijing Zhongminjing Technology Development Co., Ltd., through an arms length commercial transaction, a two core fiber optic backbone network covering 410 cities nationwide with a total physical length of 34,800 kilometers (approximately 20,880 miles) in China. This backbone network covers all 23 provinces, 5 autonomous regions, and 4 centrally administrative municipalities. Completion of this transaction is subject to due diligence and third party determination of the values upon which the purchase price will be based and obtaining of the business license for operation of this network from the Ministry of Information Industry ("MII") of the PRC. There is no assurance that the Company will acquire the necessary business license.

The failure to close an acquisition may have direct economic losses. In November 2003, the Company paid a $3,000,000 refundable deposit to the owner of Macau Media Holdings Limited ("Macau Media") under a letter of intent for the Company's proposed acquisition of Macau Media and its subsidiaries. The completion of the proposed acquisition was subject to due diligence and Chinese government approval for the renewal of Macau Media's satellite broadcasting license.

The purchase price for Macau Media was originally to consist of $3,000,000 in cash and 8,500,000 shares of Company common stock. If the proposed acquisition was not completed, the deposit of $3,000,000 would be refunded.

In early 2005, the Company received notice from Macau Media that the Chinese government did not approve the renewal of Macau Media's satellite broadcasting licenses. Management of the Company has determined that the owner of Macau Media is not financially capable of repaying the $3,000,000 deposit. Accordingly, the deposit has been fully reserved in the accompanying statements of operations and comprehensive income for the year ended December 31, 2004.

Any acquisitions would be accompanied by other risk commonly encountered in such transactions, including the following:

o difficulties integrating the operations and personnel of acquired companies;

o the additional financial resources required to fund the operations of acquired companies;

o     the potential disruption of our business;

o our ability to maximize our financial and strategic position by the incorporation of acquired product, services or businesses with our current product and services offerings;

o the difficulty of maintaining uniform standards, controls, procedures and policies;

o     the potential loss of key employees of acquired companies;

o the impairment of employee and customer relationships as a result of changes in management;

o     significant expenditures to consummate acquisitions.

Any of these factors may divert our management's time and resources in running our operations, and may otherwise, have a material adverse effect on our business.

OUR SUCCESS WILL DEPEND ON PUBLIC ACCEPTANCE OF CABLE SERVICES IN CHINA.

If there is a lack of acceptance or slow growth of the cable industry in China, the number of subscribers to our services and our revenues will be adversely affected. Our future results of operations will depend substantially upon the increased acceptance for payment for television programming in China.

One stockholder and director has majority control over our Company's voting stock, which will allow him to influence the outcome of matters submitted to stockholders for approval.

As of September 7, 2005, Kingston Global Co., Ltd. ("Kingston") owned approximately 63.48% of our Company's issued Common Stock. Kingston is a wholly owned subsidiary of Faithful Union Limited ("FUL"). Mr. Hong Tao Li, a Director of the Company and CCCL, owns 100% of FUL. As a result, Mr. Li can exercise substantial influence over our affairs.

WE MAY BECOME SUBJECT TO LEGAL DISPUTES THAT COULD HARM OUR BUSINESS.

The Company is not a party to any pending or, to the best of our knowledge, any threatened legal proceedings, and no director, officer or affiliate of the Company, or owner of record or of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company.

On June 20, 2005, an agreed judgment was entered against the Company in Gryphon Master Fund, L.P. v. China Cable and Communication Inc. (U.S. District Court, Northern District of Texas, Dallas Division - Cause No. 3:O4cvl6l7B).

In addition, from time to time we become engaged in legal disputes such as claims by consultants or other third parties. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. We intend to vigorously defend against any such claims. However, even if we prevail in disputes such as this, the defense of these disputes will be expensive and time-consuming and may distract our management from operating our business.

IT MAY BE DIFFICULT TO SERVE US WITH LEGAL PROCESS OR ENFORCE JUDGMENTS AGAINST OUR MANAGEMENT OR US.

All or a substantial portion of our assets are located in China. In addition, six out of seven of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of China would enforce:

o Judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

o In original actions brought in China, liabilities against non-residents or us based upon the securities laws of the United States or any state.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD PRIVATE ENTERPRISE OR EVEN NATIONALIZE OR EXPROPRIATE IT, WHICH COULD RESULT IN THE TOTAL LOSS OF OUR INVESTMENT IN THAT COUNTRY.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in China's policies, laws and regulations or in its interpretation or its imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

IF RELATIONS BETWEEN THE UNITED STATES AND CHINA WORSEN, OUR STOCK PRICE MAY DECREASE AND WE MAY HAVE DIFFICULTY ACCESSING U.S. CAPITAL MARKETS.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our Common Stock and our ability to access U.S. capital markets.

CHINA'S ECONOMIC, POLITICAL AND SOCIAL CONDITIONS AS WELL AS GOVERNMENT POLICIES COULD AFFECT OUR BUSINESS.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including:

o     Government involvement;

o     Level of development;

o     Growth rate;

o     Control of foreign exchange; and

o     Allocation of resources.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

The economy of China has experienced significant growth in the past 20 years, but growth has been uneven both geographically and among various sectors of the economy. The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on us. For example, our operating results and financial condition may be adversely affected by:

o     Changes in the rate or method of taxation;

o Imposition of additional restrictions on currency conversion and remittances abroad;

o     Reduction in tariff or quota protection and other import restrictions; and

o Changes in the usage and costs of state-controlled telecommunications services.

In addition, if the Chinese government eases restrictions on the ability of foreign entities to participate in the China's cable television business, it could materially increase the competition we face.

GOVERNMENT CONTROL OF CURRENCY CONVERSION AND FUTURE MOVEMENTS IN EXCHANGE RATES MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS.

In the event we generate revenues, we expect to receive substantially all of our revenues in Renminbi, or RMB, the currency of the PRC. A portion of such revenues will be converted into other currencies to meet our foreign currency obligations. Foreign exchange transactions under our regulated Chinese capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

Since 1994, the conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's PRC interbank foreign exchange market rate and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars has generally been stable, but there is no assurance that the stability will continue. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which our earnings and obligations are denominated. In particular, an appreciation of the Renminbi is likely to decrease the portion of our cash flow required to satisfy our foreign currency-denominated obligations. Exchange rate fluctuations may adversely affect distributions from our investment in Baoding, which are denominated in Renminbi, and the value of our investment in the Joint Venture in China.

THE CHINESE LEGAL SYSTEM IS NOT FULLY DEVELOPED AND HAS INHERENT UNCERTAINTIES THAT COULD LIMIT THE LEGAL PROTECTIONS AVAILABLE TO YOU.

China's legal system is a system based on written statutes and their interpretation by the Supreme People's Court. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. Two examples are the promulgation of the Contract Law of the PRC to unify the various economic contract laws into a single code, which went into effect on October 1, 1999, and the Securities Law of the PRC, which went into effect on July 1, 1999. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. In addition, as China's legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.

WE MAY EXPERIENCE LENGTHY DELAYS IN RESOLUTION OF LEGAL DISPUTES.

As China has not developed a dispute resolution mechanism similar to the Western court system, dispute resolution over Chinese projects and joint ventures can be difficult and there is no assurance that any dispute involving our business in China can be resolved expeditiously and satisfactorily.

Risk Related To An Investment In The Company

THERE IS A LIMITED PUBLIC MARKET FOR SHARES OF OUR COMMON STOCK, AND TEH MARKET PRICE FOR OUR COMMON STOCK MAY BE SUJECT TO VOLATILITY.

There is a limited public market for shares of our Common Stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their Shares. Should there develop a significant market for our Shares, the market price for those Shares may be significantly affected by such factors as our financial results and the overall investment atmosphere.

Future sales and distributions by our stockholders may adversely affect our stock price, which could create obligations related to prior financings and could restrict our ability to raise funds in new stock offerings.

Sales of our Common Stock in the public market could lower the market price of our Common Stock. These sales could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management team deems acceptable or at all. A market price below $0.70 per share for a period of time also could obligate the Company to repurchase shares sold in a prior financing.

Our Common Stock is a Penny Stock as defined in the Exchange Act and an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock.

Our Common Stock is classified as penny stock, which is traded on the OTCBB. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may result in the limitation of the number of potential purchasers of the shares of the Common Stock.

THERE MAY BE RESALE RESTRICTIONS WITH RESPECT TO THE SHARES.

Various state securities laws impose restrictions on transferring penny stocks and, as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for penny stocks, which makes selling them more difficult.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Shares by the selling security holders. Should any of the selling shareholders holding stock options choose, in their sole discretion, to exercise any of their stock options, we would receive the proceeds from the exercise price. We intend to use the proceeds from the exercise of stock options by the selling shareholders for working capital and general corporate purposes.

                             SELLING SECURITYHOLDERS

At the date of this prospectus, we do not know the names of persons who intend to resell shares of Common Stock acquired pursuant to the 2005 Stock Compensation Plan. The Selling Stockholders will be either employees, consultants or insiders of CCCI or its subsidiaries who have been or may be awarded shares of Common Stock under the 2005 Stock Compensation
Plan. We will supplement this prospectus with the names of the Selling Stockholders and the amount of shares of Common Stock to be reoffered by them as that information becomes known and is required by the Securities Act.

                              PLAN OF DISTRIBUTION

         Each selling shareholder is free to offer and sell his or her common stock at such times, in such manner and at such prices as he or she may determine. As used in this prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interests in our common stock. We will pay the costs and fees of registering the common stock, but each Selling Shareholders will pay their own brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the Selling Shareholders, except in the event that a selling shareholder exercises any warrants. Although the Selling Shareholders are not required to exercise the stock options, if they do so we will receive the proceeds from the exercise.

         The Selling Shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

*     privately negotiated transactions;

* broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

*     a combination of any such methods of sale; and

*     any other method permitted pursuant to applicable law.

         The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The Selling Shareholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

(a) The following documents are hereby incorporated by reference into this prospectus:

                  (1) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, that the Registrant filed with the Commission (the "Commission") on May 16, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

                  (2) The Quarterly Report for the period ended June 30, 2005, filed by the registrant with the Securities and Exchange Commission on Form 10-QSB on August 17, 2005.

                  (3) The Quarterly Report for the period ended March 31, 2005, filed by the registrant with the Commission on Form 10-QSB on June 21, 2005.

                  (4) The Current Report dated September 1, 2005, filed by the registrant with the Commission on fo 8-k on September 2005,

                  (5) A description of the Registrant securities contained in the Registration Statement on Form SB-2 filed with the Commission on November 12, 2003 as amended on December 8, 2003.

(b) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

(c) The Registrant shall provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. After receiving a written or oral request for such information, the Registrant shall provide this information to the requester at no charge. To request such information, please write to Kevin Leung, Esq. Richardson & Patel LLP, 10900 Wilshire Blvd. Suite 500 Los Angeles, CA 90024

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Section 145(a) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation seeking a judgment in favor of the corporation by reason of the fact that such person acted in his or her capacity as a director, officer, employee or agent of the corporation or at the request of the corporation as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted under standards set forth above. However, no company may indemnify a person who has been found to be liable to the corporation in any claim, issue or matter unless and to the extent that the court in which such action or suit was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to be indemnified for those expenses which the court deems proper.

         Section 145 of the DGCL further provides that, to the extent a present or former director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection with the defense of that claim, issue or matter. Section 145 is not deemed to be exclusive of other forms of indemnification that the corporation may wish to provide, and the corporation may choose to purchase and maintain insurance on behalf of its directors and officers against any liability claimed against such an individual due to his or her position as a director or officer and any actions taken in that capacity, regardless of whether or not the corporation would have the power to indemnify such persons against liabilities under Section 145.

          The Company's Certificate of Incorporation and Bylaws include provisions, which limit the liability of its directors. As permitted by applicable provisions of the Delaware Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to the Company or its stockholders: (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit; (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of the Company or its stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to the Company or its stockholders, or that show a reckless disregard for duty to the Company or its stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or is stockholders; or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Delaware Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

         The provisions of our Bylaws and Certificate of Incorporation regarding indemnification are not exclusive of any other right of to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual and quarterly reports with the U.S. Securities and Exchange Commission (SEC). In addition, we file additional reports for matters such as material developments or changes within us, changes in beneficial ownership of officers and director, or significant shareholders. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting us or from the SEC as mentioned above.

         This prospectus constitutes a part of a registration statement on Form S-8 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

         No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents are hereby incorporated by reference into this Registration Statement:

                  (1) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, that the Registrant filed with the Commission (the "Commission") on May 16, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

                  (2) The Quarterly Report for the period ended June 30, 2005, filed by the registrant with the Securities and Exchange Commission on Form 10-QSB on August 17, 2005.

                  (3) The Quarterly Report for the period ended March 31, 2005, filed by the registrant with the Commission on Form 10-QSB on June 21, 2005.

                  (4) The Current Report dated September 1, 2005, filed by the registrant with the Commission on Form 8-k on September 8, 2005.

                  (5) A description of the Registrant securities contained in the Registration Statement on Form SB-2 filed with the Commission on November 12, 2003, as amended on December 8, 2003.

                  (6) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Not applicable. The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.           Interests of Named Experts and Counsel.

                  Richardson & Patel, LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

Item 6.           Indemnification of Directors and Officers.

                  See the "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" in the Prospectus for the indemnification provisions of the Delaware General Corporation Law and the Registrant's Articles of Incorporation, as amended, and Bylaws.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.


Item 8.           Exhibits.

                  4.       2005 Stock Compensation Plan

                  5.       Opinion regarding legality
                  23.1     Consent of Grobstein, Horwath & Company LLP
                  23.2     Consent of Richardson & Patel LLP (included in
                           Exhibit 5)

Item 9.           Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People's Republic of China, on this 6th day of September, 2005

                                            CHINA CABLE AND COMMUNICATIONS, INC.
                                            a Delaware Corporation

                                            /s/ Raymond Ying-Wai Kwan
                                            By:  Raymond Ying-Wai Kwan
                                            Its:  CEO

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated:  September 6, 2005         /s/ Raymond Ying-Wai Kwan
                                  Raymond Ying-Wai Kwan,
                                  Chief Executive Officer & Director

Dated:  September 6, 2005         /s/ Yau-Sing Tang
                                  Yau-Sing Tang, Chief Financial Officer


Dated:  September 6,2005          /s/ George Raney
                                  George Raney, Director, Sr. VP Corporate
                                  Development

Dated:  September 6, 2005         /s/ Da-Xiang Zhang
                                  Da-Xiang Zhang, Deputy Chairman of the Board


Dated:  September 6, 2005         /s/ Kai-Jun Yang
                                  Kai-Jun Yang, Chairman of the Board


Dated:  September 6, 2005         /s/ Hong-Tao Li
                                  Hong-Tao Li, Director, COO, VP Project
                                  Development


Dated:  September 6, 2005         /s/ Yong-Xiang Chen
                                  Yong-Xiang Chen, Director